Exhibit 10.29l

CASH INCENTIVE AWARD AGREEMENT

AGREEMENT (the “Agreement”) made effective ______ ___ , 201• by and among Tiffany & Co., a Delaware corporation (the “Company”), Tiffany and Company, the New York subsidiary corporation of the Company (“Tiffany”) and • (“Executive”).

WHEREAS, on March 19, 2014 the Board of Directors of the Company adopted, and on May 22, 2014 the stockholders of the Company duly approved, the Company’s 2014 Employee Incentive Plan, as subsequently amended (the “Plan”);

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) was appointed the “Committee” under the Plan by said Board of Directors; and

WHEREAS, the Committee granted Executive the Award (as defined below) under the Plan and subject to the terms and conditions herein.

NOW THEREFORE, based upon the foregoing and in consideration of the mutual promises hereinafter set forth, it is hereby AGREED as follows:

1. This Agreement is intended to be an Award Agreement, and the award granted herein is intended to be an Other Incentive Award, in each case pursuant to the Plan and subject to all terms and conditions set forth in such Plan, including the Plan provisions limiting implied rights.

2. Executive agrees that he/she shall not be entitled to any cash bonus in respect of the fiscal year ending January 31, 201 except as provided in this Agreement.

3. Tiffany agrees to pay, or failing that, the Company shall pay, a cash incentive award (the “Award”) to Executive in respect of the fiscal year ending January 31, 201 only as follows:

(a)     Such Award shall be paid, if at all, within sixty (60) days after financial results have been determined and publicly announced for such fiscal year, provided that Executive remains employed with Tiffany through the end of such fiscal year;

(b)     no Award shall be payable unless the Company’s consolidated operating earnings or net sales growth on a constant-exchange-rate basis for such fiscal year (in each case as adjusted by the Committee pursuant to Section 9.1 of the Plan) equals or exceeds and , respectively; and

(c)     if the condition stated in subparagraph (b) is satisfied, a maximum incentive Award of $ will be payable to Executive, subject to the discretion of the Committee to reduce such Award by any amount (but not below $0), and less applicable withholdings and deductions. The Committee will not be limited in the exercise of such discretion.

Notwithstanding any other provision in this Agreement to the contrary, the Award will not be payable to Executive if the Committee determines that Executive has materially breached the terms and conditions of any applicable post-employment restrictive covenants on or prior to the date of payment of such Award.

4. The Award is not transferable other than by will or the laws of descent and distribution, and shall not otherwise be transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, nor shall it be subject to execution, attachment or similar process. Upon any attempt to transfer the Award other than as permitted herein or to assign, pledge, hypothecate or dispose of the Award other than as permitted herein, or upon the levy of any execution, attachment or similar process upon the Award, the Award shall immediately terminate and become null and void.

5. Executive acknowledges and agrees that (i) this Award Agreement, the Award, and the transactions contemplated hereunder do not constitute an express or implied promise of continued employment or other service for any other period, and shall not interfere with the Company’s or Tiffany’s right to terminate the employment or service relationship at any time, with or without cause, subject to the terms of any written employment agreement (including any offer letter) between Executive and the Company or Tiffany, and (ii) Tiffany and the Company would not have granted the Award to Executive but for these acknowledgements and agreements.

6. The authority to manage and control the operation and administration of the Award shall be vested in the Committee, and the Committee shall have all powers with respect to the Award as it has with respect to the Plan. Any interpretation of the Award by the Committee and any decision made by it with respect to the Award is final and binding.

7. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and/or Tiffany and Executive with respect to the subject matter hereof. In the event of any conflict between this Agreement and the Plan, the Plan shall be controlling, except as otherwise specifically provided in the Plan. This Agreement shall be construed under the laws of the State of New York, without regard to conflict of laws principles.

8. Executive has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement. Executive hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.
9. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
10. Notwithstanding anything herein to the contrary, the Award or portion thereof paid to Executive under this Agreement shall be subject to deductions and clawback as may be required under any applicable law, government regulation or stock exchange listing requirement, or any policy adopted by the Company, including but not limited to the Policy for Recovery of Incentive-based Compensation Erroneously Awarded to Executive Officers, adopted by the Company’s Board on September 18, 2013.

Form of Cash Incentive Award Agreement, January 19, 2017

11. Notwithstanding anything herein to the contrary, these terms are intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that any provision under this Agreement is ambiguous as to its compliance with Code Section 409A, the provision shall be interpreted in a manner so that no amount payable to Executive shall be subject to an “additional tax” within the meaning of Code Section 409A. For purposes of Code Section 409A, each payment provided under this Agreement shall be treated as a separate payment. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. In no event shall the Company or Tiffany have any liability or obligation with respect to taxes, penalties, interest or other expenses for which Executive may become liable as a result of the application of Code Section 409A.

If Executive notifies the Company or Tiffany that Executive believes that any provision of this Agreement (or of any award of compensation or benefit, including equity compensation or benefits provided herein or at any time during his employment with Employer) would cause Executive to incur any additional tax or interest under Code Section 409A or the Company or Tiffany independently makes such determination, the Company and Tiffany shall, after consulting with Executive, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate. To the extent that any provision hereof (or award of compensation or benefit) is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive, the Company and Tiffany without violating the provisions of Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first stated above.

Tiffany & Co. (the “Company”)
[Name of Executive]
Tiffany and Company (“Tiffany”)

Form of Cash Incentive Award Agreement, January 19, 2017
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